Exhibit 1(d)

[Translation]

SHARE HANDLING REGULATIONS

MITSUBISHI UFJ FINANCIAL GROUP, INC.

CHAPTER I.

GENERAL PROVISIONS

Article 1. (Purpose)

1.	The handling with respect to the shares and stock acquisition rights and the fees therefor provided for in Article 12 of the Articles of Incorporation of the Company shall be governed by the rules prescribed by the Japan Securities Depository Center, Inc., as a depository company (hereinafter referred to as the “Center”), and account management institutions, such as securities companies and trust banks (hereinafter referred to as the “Securities Companies, Etc.”) as well as these Regulations.

2.	The handling of special accounts opened pursuant to the agreement entered into by and between the Company and a trust bank designated by the Company and the fees therefor shall be governed by the rules prescribed by such trust bank as well as these Regulations.

Article 2. (Share Transfer Agent)

The Company’s share transfer agent and its handling office shall be as follows:

Share Transfer Agent:	Mitsubishi UFJ Trust and Banking Corporation 4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Handling Office:	Mitsubishi UFJ Trust and Banking Corporation Corporate Agency Division 4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Article 3. (Method of Making Requests or Notifications)

1.	All requests or notifications to the Company shall be made in the form prescribed by the Company, except in the event where such request or notification is made through the Securities Companies, Etc. and the Center or through the Securities Companies, Etc., and in the event set forth in Article 36, Paragraph 1 hereof.

2.	In case any request or notification as described in the preceding paragraph is made by a proxy or requires consent of a protector (hosanin) or an assistant (hojonin), a document evidencing the authority of such proxy; or such consent, respectively, shall be submitted.

3.	In the event that the request or the notification set forth in Paragraph 1 is made through the Securities Companies, Etc. and the Center or through the Securities Companies, Etc., such request or notification may be deemed to have been made by a shareholder himself/herself.

4.	The Company may require the person who made the request or the notification set forth in Paragraph 1 to submit materials certifying that the person is a shareholder or a proxy himself/herself.

5.	In the event that the Company requires the person to submit the materials provided for in the preceding paragraph, the Company shall not accept the request or the notification set forth in Paragraph 1 unless such materials are submitted.

CHAPTER II.

ENTRIES OR RECORDS, ETC. IN REGISTER OF SHAREHOLDERS

Article 4. (Entries or Records in Register of Shareholders)

1.	The Company shall make entries or records in the register of shareholders in accordance with the notice concerning all shareholders (sokabunushi tsuchi) (which means the notice provided for in Article 151 of the Law Concerning Central Clearing of Bonds, Shares and Other Securities; hereinafter referred to as the “Clearing Law”) given by the Center.

2.	In the event that the Company receives a notice of a change of address of a person entered or recorded in the register of shareholders (hereinafter referred to as the “Shareholder(s), Etc.”) or a notice of any other change in the matters entered or recorded in the register of shareholders (other than an individual shareholder notice (kobetsu kabunushi tsuchi) (which means the notice provided for in Article 154, Paragraph 3 of the Clearing Law; the same shall apply hereinafter)) through the Securities Companies, Etc. and the Center, the Company shall change the entry or the record in the register of shareholders pursuant to such notice.

3.	In addition to the provisions of the preceding two (2) paragraphs, in the case of the issuance of new shares or in any other case prescribed by laws or regulations, the Company shall make entries or records in the register of shareholders.

Article 5. (Characters, Etc. to be Used in Register of Shareholders)

Entries or records in the register of shareholders of the Company shall be made using the characters and/or symbols designated by the Center.

Article 6. (Entries or Records, Etc. in Ledger of Stock Acquisition Rights)

1.	A request for entries or records in the ledger of stock acquisition rights, a request for registration, transfer or cancellation of a pledge with respect to stock acquisition rights, and/or a request for the recordation of shares held in trust or cancellation thereof shall be made to the share transfer agent.

2.	In addition to the provisions of the preceding paragraph, the handling of stock acquisition rights may be separately prescribed.

CHAPTER III.

NOTIFICATIONS

Article 7. (Notification of Address, and Name or Trade Name)

1.	Shareholders, Etc. shall notify the Company of their addresses and names or trade names.

2.	The notification set forth in the preceding paragraph or any change in such notification shall be made through the Securities Companies, Etc. and the Center, except in the case of the issuance of new shares or in any other case prescribed by laws or regulations.

Article 8. (Notification of Nonresident Shareholders, etc.)

1.	Shareholders, Etc. residing in foreign countries shall either appoint their standing proxies in Japan or designate their mailing addresses in Japan for receiving notices and notify the Company thereof.

2.	Standing proxies shall be included in the Shareholders, Etc. set forth in Paragraph 1 of the preceding article.

3.	The notification set forth in Paragraph 1 or any change in such notification shall be made through the Securities Companies, Etc. and the Center, except in the case of the issuance of new shares or in any other case prescribed by laws or regulations.

Article 9. (Representative of Corporation)

1.	In case a Shareholder, Etc. is a corporation, the title and the name of one (1) representative of such corporation shall be notified.

2.	The notification set forth in the preceding paragraph or any change in such notification shall be made through the Securities Companies, Etc. and the Center, except in the case of the issuance of new shares or in any other case prescribed by laws or regulations.

Article 10. (Representative, Etc. of Co-owned Shares)

1.	Shareholders who co-own shares shall appoint one (1) representative on their behalf, and shall notify the address and the name or the trade name of such representative.

2.	The notification set forth in the preceding paragraph or any change in such notification shall be made through the Securities Companies, Etc. and the Center, except in the case of the issuance of new shares or in any other case prescribed by laws or regulations.

3.	In case a Shareholder, Etc. is an unincorporated association, the provisions of the preceding two (2) paragraphs shall apply.

Article 11. (Statutory Agent)

1.	In case a statutory agent, such as a person in parental authority or a guardian (kokennin) represents a Shareholder, Etc., the address and the name or the trade name of such statutory agent shall be notified.

2.	The notification set forth in the preceding paragraph, or any change or cancellation thereof, shall be made through the Securities Companies, Etc. and the Center, except in the case of the issuance of new shares or in any other case prescribed by laws or regulations.

Article 12. (Other Notifications)

1.	In addition to the notifications set forth in Article 7 hereof through the preceding article, unless otherwise designated by the Company, any notification to the Company shall be made through the Securities Companies, Etc. and the Center, or through the Securities Companies, Etc., except in the case of the issuance of new shares or in any other case prescribed by laws or regulations.

2.	Any notification that is unable to be accepted or handled by the Securities Companies, Etc. shall be made to the share transfer agent.

Article 13. (Matters, Etc. to be Notified concerning Holders of Stock Acquisition Rights)

The provisions of Article 7 hereof through the preceding article shall apply mutatis mutandis to the matters to be notified concerning the person who is entered or recorded and the method of notification thereof in the ledger of stock acquisition rights of the Company, except that such notification shall be made to the share transfer agent, unless otherwise prescribed pursuant to Article 6, Paragraph 2 hereof.

CHAPTER IV.

PURCHASE OF FRACTIONAL UNIT SHARES

Article 14. (Request for Purchase of Fractional Unit Shares)

In case a shareholder requests the Company to purchase fractional unit shares, such request shall be made through the Securities Companies, Etc. and the Center in accordance with the rules prescribed by the Center.

Article 15. (Determination of Purchase Price)

The purchase price of fractional unit shares shall be the amount equivalent to the closing price per share of the shares of the Company as reported by the Tokyo Stock Exchange on the day when a request pursuant to the preceding article reaches the handling office of the share transfer agent provided for in Article 2 hereof, multiplied by the number of such fractional unit shares; provided, however, that if there is no trading of the shares of the Company effected on such day or if such day falls on a day when the Tokyo Stock Exchange is closed, such closing price shall be deemed the amount equivalent to the first trading price per share effected thereafter.

Article 16. (Payment of Purchase Proceeds)

1.	The Company shall pay to the shareholder who requested for purchase of fractional unit shares the amount equivalent to the purchase price as calculated pursuant to the preceding article after deducting the handling fees set forth in Article 39 hereof (hereinafter referred to as the “Purchase Proceeds”) on the fourth (4th) business day from the day immediately following the day on which the purchase price is determined, unless the Company otherwise determines; provided, however, that if the purchase price reflects the right to receive dividends from a surplus or shares arising from a stock split, etc., such purchase price shall be paid by the record date.

2.	Upon request of the shareholder who requested for purchase of fractional unit shares, the Purchase Proceeds may be paid by transfer to a bank account designated by him/her or by Japan Post Bank cash payment. In such cases, the payment of the Purchase Proceeds is deemed to be completed when the procedures for such transfer or the procedures for Japan Post Bank cash payment are taken.

Article 17. (Transfer of Shares Purchased)

The fractional unit shares for which a request for purchase is made shall be transferred to the account of the Company on the day on which the payment of the Purchase Proceeds, as prescribed in the preceding article, has been completed.

CHAPTER V.

PURCHASE OF ADDITIONAL FRACTIONAL UNIT SHARES BY

FRACTIONAL UNIT SHAREHOLDERS

Article 18. (Request for Purchase of Additional Fractional Unit Shares by Fractional Unit Shareholders)

In case a shareholder holding fractional unit shares makes a request for the Company to sell to such fractional unit shareholder shares held by the Company in the number as will constitute one (1) full unit of shares when added to the fractional unit shares held by such shareholder (hereinafter referred to as the “Request for Additional Purchase”), such request shall be made through the Securities Companies, Etc. and the Center pursuant to the rules prescribed by the Center.

Article 19. (Restriction on Request for Additional Purchase)

If an aggregate number of fractional unit shares for which the Requests for Additional Purchase are made on the same day exceeds the number of shares owned by the Company which shall be transferred, the Company shall not transfer any fractional unit share for any of the Requests for Additional Purchase made on such day.

Article 20. (Effective Date of Request for Additional Purchase)

Requests for Additional Purchase shall be deemed to be made on the day when a request as described in Article 18 hereof is accepted at the handling office of the share transfer agent provided for in Article 2 hereof.

Article 21. (Determination of Additional Purchase Price)

The additional purchase price of fractional unit shares shall be the amount equivalent to the closing price per share of the shares of the Company as reported by the Tokyo Stock Exchange on the day when the request set forth in Article 18 hereof is accepted at the handling office of the share transfer agent provided for in Article 2 hereof, multiplied by the number of such fractional unit shares; provided, however, that if there is no trading of the shares of the Company effected on such day or if such day falls on a day when the Tokyo Stock Exchange is closed, such closing price shall be deemed the amount equivalent to the first trading price per share effected thereafter.

Article 22. (Timing of Transfer of Shares Additionally Purchased)

With respect to the fractional unit shares for which the Request for Additional Purchase is made, the application for the transfer thereof to the account of the shareholder who made such Request for Additional Purchase shall be made on the day on which it is confirmed that the amount of the additional purchase price calculated pursuant to the preceding article and the fees provided for in Article 39 hereof (hereinafter referred to as the “Proceeds from Additional Purchase”) have been remitted to the bank account designated by the Company.

Article 23. (Suspension of Acceptance of Request for Additional Purchase)

1.	The Company shall suspend the acceptance of Requests for Additional Purchase during the period beginning ten (10) business days prior to any of the days provided for in the following items up to the day provided for in such item:

(1)	March 31;

(2)	September 30; and

(3)	Any other determination date of shareholders.

2.	In addition to the case provided for in the preceding paragraph, when the Company or the Center deems necessary, the Company may suspend the acceptance of Requests for Additional Purchase.

CHAPTER VI.

PREFERRED SHARES

Article 24. (Exceptions for Preferred Shares)

1.	With respect to the provisions concerning the Preferred Shares, notwithstanding any other provisions hereof, the provisions of this Chapter shall prevail and apply.

2.	All request or notification procedures, or any other handling, concerning the Preferred Shares shall be made to the share transfer agent, unless otherwise provided for in this Chapter.

Article 25. (Entries or Records in Register of Holders of Preferred Shares)

1.	In case of a request for entries or records in the register of holders of the Preferred Shares (hereinafter referred to as the “Registration of Transfer”), a written request therefor, with the names and seals of both the holder of the Preferred Shares entered or recorded in the register of shareholders and the person who acquired such Preferred Shares affixed thereto, shall be submitted together with the materials evidencing the matters regarding the Registration of Transfer.

2.	In case a request for the Registration of Transfer is made with respect to the Preferred Shares acquired due to inheritance, merger or any other event other than assignment, a written request therefor shall be submitted together with a document evidencing the cause for such acquisition.

Article 26. (Notifications of Holders, Etc. of Preferred Shares)

1.	Holders of the Preferred Shares and the registered preferred share pledgees, or their statutory agents, in addition to the notification set forth in Article 7 hereof, shall notify the Company of their seal impressions; provided, however, that foreigners may substitute their specimen signatures for seal impressions.

2.	In case of a change in the matters notified pursuant to the preceding paragraph, such change shall be notified.

3.	All requests, notifications or any other exercises of holders’ rights concerning the Preferred Shares to the Company shall be made in the form prescribed by the Company, bearing the seal impressions notified pursuant to the provisions of Paragraph 1.

Article 27. (Registration of Transfer in Case of Special Procedures Required by Laws and Regulations)

If any special procedure is required by laws and regulations in connection with transfer of the Preferred Shares, a written request therefor shall be submitted together with a document evidencing the completion of such procedure.

Article 28. (Registration of Pledges, Transfer or Cancellation Thereof)

In case of a request for the registration of pledges on the Preferred Shares, transfer or cancellation thereof, a written request therefor with the names and seals of both a pledgor and a pledgee affixed thereto shall be submitted.

Article 29. (Recordation of Shares Held in Trust or Cancellation Thereof)

In case of a request for the recordation of the Preferred Shares held in trust or cancellation thereof, a written request therefor shall be submitted either by a trustor or a trustee.

Article 30. (Method for Request for Acquisition of Preferred Shares)

1.	In case of a request to the Company for acquisition of Class 6 Preferred Shares (the First to the Fourth Series), Class 7 Preferred Shares (the First to the Fourth Series) and Class 11 Preferred Shares, in exchange for ordinary shares of the Company (hereinafter referred to as the “Ordinary Shares”) in the number as is calculated by the formula set forth in Article 19 of the Articles of Incorporation, such request shall be made in the prescribed written form through the Securities Companies, Etc. or otherwise in accordance with the rules prescribed by the Center, and a transfer account (other than a special account) which has been opened for himself/herself for the purpose of the transfer of such Ordinary Shares shall be designated.

2.	The request provided for in the preceding paragraph may not be cancelled after submitting the written request therefor.

3.	The delivery of the Ordinary Shares set forth in Paragraph 1 shall be made by a notification of new record or an application for the transfer of such Ordinary Shares to the transfer account designated pursuant to the provisions of such paragraph.

Article 31. (Effect of Request for Acquisition of Preferred Shares)

The request set forth in the preceding article shall come into effect when the written request therefor reaches the handling office of the share transfer agent provided for in Article 2 hereof.

Article 32. (Notice or Public Notice of Change in Acquisition Price and Delivery Ratio of Preferred Shares)

In case the acquisition price or the delivery ratio included in the terms of the acquisition of Preferred Shares provided for in Article 19 of the Articles of Incorporation shall be reset or adjusted, details of such reset or adjustment and the number of the Ordinary Shares to be delivered in exchange for acquisition of Preferred Shares shall be notified or notified publicly to the holders of the Preferred Shares by the day preceding the reset date or the day on which such adjusted acquisition price or delivery ratio shall be applied (hereinafter referred to as the “Reset Date, Etc.”); provided, however, that in case the Company is not able to give notices or public notices of such change to the holders of the Preferred Shares by the day preceding the Reset Date, Etc., the Company shall give notices or public notices of such change to the holders of the Preferred Shares promptly after the Reset Date, Etc.

Article 33. (Notice or Public Notice of Restriction on Period for Request for Acquisition of Preferred Shares)

In case there is a provision which excludes a certain period within the period in which the holders of the Preferred Shares are entitled to request acquisition, included in the terms of the acquisition of Preferred Shares provided for in Article 19 of the Articles of Incorporation, the Company shall give notices or public notices of such excluded period to the holders of the Preferred Shares in advance.

Article 34. (Procedures for Acquisition pursuant to Provisions of Acquisition of Preferred Shares)

1.	In case of acquisition of Preferred Shares set forth in Article 18 of the Articles of Incorporation, the Company shall give notices or public notices of the amount of cash to be delivered to the holders of the Preferred Shares in exchange for the acquisition of one (1) share of such Preferred Shares and any other necessary matters to the holders of the Preferred Shares.

2.	In case of mandatory acquisition of Preferred Shares provided for in Article 20 of the Articles of Incorporation, the Company shall give notices or public notices of the number of the Ordinary Shares to be delivered in exchange for acquisition of such Preferred Shares set forth in the said article and any other necessary matters to the holders of the Preferred Shares.

Article 35. (Delivery of New Shares upon Mandatory Acquisition of Preferred Shares)

1.	In case of mandatory acquisition of Preferred Shares provided for in Article 20 of the Articles of Incorporation, a holder of the Preferred Shares shall give written notice of a transfer account (other than a special account) which has been opened for himself/herself for the purpose of the transfer of such Ordinary Shares.

2.	The delivery of the Ordinary Shares set forth in the preceding paragraph shall be made by a notification of new record or an application for the transfer of such Ordinary Shares to the transfer account notified pursuant to the provisions of the preceding paragraph.

CHAPTER VII.

METHODS BY WHICH TO EXERCISE

MINORITY SHAREHOLDERS’ RIGHTS, ETC.

Article 36. (Methods by Which to Exercise Minority Shareholders’ Rights, Etc.)

1.	In case of direct exercise of the minority shareholders’ rights, etc. set forth in Article 147, Paragraph 4 of the Clearing Law against the Company, a shareholder shall submit a document on which his/her printed name and seal is affixed, after requesting the individual shareholder notice; provided, however, that a foreigner may substitute his/her signature for such printed name and seal.

2.	Notwithstanding the provisions of the preceding paragraph, in case of exercise of the minority shareholders’ rights, etc. by the holders of the Preferred Shares, the request for the individual shareholder notice shall not be required.

3.	The provisions of Article 3, Paragraphs 2, 4 and 5 hereof shall apply mutatis mutandis to the exercise of the minority shareholders’ rights, etc. referred to in the preceding two (2) paragraphs.

Article 37. (Agenda that are Proposed by Shareholders in Reference Materials for General Meeting of Shareholders)

In case of exercise of the shareholders’ proposal rights pursuant to the provisions of Paragraph 1 of the preceding article, if the description of the following matters that are included in the proposed agenda exceeds 400 characters or is otherwise determined by the Company to be inappropriate to describe all of the matters, such description may be summarized in the reference materials for a general meeting of shareholders:

(1)	Reasons for the proposal; or

(2)	Matters relating to the appointment of directors, accounting advisors, corporate auditors and accounting auditors.

CHAPTER VIII.

IDENTIFICATION OF SHAREHOLDERS

Article 38. (Identification of Shareholders)

1.	In case of exercises of shareholders’ rights, except as otherwise provided for in laws and regulations or these Regulations, the Company may request the submission of materials certifying that the person who exercises the rights is a shareholder himself/herself or a proxy thereof.

2.	The provisions of Article 3, Paragraphs 2 and 5 hereof shall apply mutatis mutandis to the identifications of shareholders set forth in the preceding paragraph.

CHAPTER IX.

HANDLING FEES

Article 39. (Handling Fees)

Fees for handling of shares of the Company (including consumption tax) shall be as follows:

1.	In case of purchase of fractional unit shares pursuant to Article 14 hereof or purchase of additional fractional unit shares pursuant to Article 18 hereof:

The fee shall be the amount obtained by multiplying the purchase price provided for in Article 15 hereof by 0.75%, or the amount obtained by multiplying the additional purchase price provided for in Article 21 hereof by 0.75%, in each case plus consumption tax. (Fractions less than one (1) yen shall be disregarded.)

2.	Fees to be paid by the Shareholders, Etc. to the Securities Companies, Etc. or the Center shall be borne by the Shareholders, Etc.

SUPPLEMENTAL PROVISIONS

Article 1. (Application for Cancellation by Registrant of Lost Share Certificates)

In case a registrant of lost share certificates applies for cancellation of the registration of lost share certificates, a written application therefor in the form prescribed by the Company shall be submitted.

Article 2. (Application for Cancellation by Person Possessing Share Certificates)

In case a person who possesses the share certificates for which registration of the lost share certificates is made (excluding registrants of lost share certificates) applies for cancellation of such registration of the lost share certificates, the application form therefor in the form prescribed by the Company shall be submitted together with the share certificates concerned and a document for identification of the applicant.

Article 3. (Application of Notifications mutatis mutandis)

The provisions of Article 7 to Article 12 hereof shall apply mutatis mutandis to the case of any change in the entries or records in the register of lost share certificates upon request of a registrant of lost share certificates, and such registrant of lost share certificates shall submit notifications to the handling office of the Company’s share transfer agent set forth in Article 2 hereof.

Article 4. (Transitional Measure)

The provisions of Article 1 of the Supplemental Provisions to this article shall be deleted on January 6, 2010.

Amendment History

October 1, 2001	Article 9 amended

June 27, 2002	Articles 1, 9, 10, 11, 23, 33, 34, 35 and 36 amended

April 1, 2003	Articles 4, 5, 24, 25, 26, 27, 29, 30, 33, 40, 41, Article 2 of Supplemental Provision amended
Articles after No. 28 were renumbered

July 1, 2003	Articles 1, 2, 32, 33, 35, 36, 37, 38, 39, 40, 41, 42, 45, 46, 47, 48 and 49 amended
Articles after No. 43 were renumbered

June 29, 2004	Articles 1, 45, 46, 47 and 48 amended

June 29, 2005	Articles 43, 44, 45, 46, 47 and 48 amended

October 1, 2005	Articles 2, 33, 35, 36, 38, 41, 43, 49 and 50 amended
Articles after No. 37 were renumbered

May 1, 2006	Articles 2, 4 through 10, 16 through 18, 20, 21, 23 through 27, 29, 31 through 33, and 35 through 50 amended
Articles after No. 37 were renumbered
Articles 1 through 3 of Supplemental Provisions amended

June 29, 2006	Articles 1, 9, 23 (newly established), 34, 39, 41, 46, 48, 49, 50, 51, 52 and Article 1 of Supplemental Provisions amended
Articles after No. 34 were renumbered

September 30, 2007	Articles 1, 3, 5 through 7, 15 through 17, 26, 29 through 39, 42, 44, 46 through 50 amended
Articles after No. 7 were renumbered
Article 1 of Supplemental Provisions amended
Article 3 of Supplemental Provisions deleted

January 5, 2009	The Regulations were wholly amended

May 19, 2009	Article 36 amended
Article 1 of Supplemental Provisions deleted
Articles after No. 2 of Supplemental Provisions were renumbered

June 26, 2009	Articles 1, 30, and 32 through 35 amended

– No further entry –